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                                                             EXHIBIT 10.15

                    Retention Compensation Arrangement

As of the date of this disclosure, CH2M HILL, Inc. and Robert G. Card have an oral additional compensation agreement, the objective of which is retention. CH2M HILL, Inc. anticipates that the oral agreement will be reduced to writing in the foreseeable future. The general terms of the agreement are as follows:

Parties:CH2M HILL, Inc. and Robert Card

Effective Date:December 1, 1999

Compensation:  US $100,000 payable in CH2M HILL restricted stock or equivalents; restricted stock strike price is CH2M HILL common stock price in effect at June 9, 2000 Trade.

Cliff Vesting: Restricted stock or equivalents to be awarded on a cliff-
               vesting basis. Vesting date is set to be December 31, 2002.

Vesting Terms: Robert G. Card will receive the full value of the restricted stock award if and only if, as of the vesting date.

               . He continues to be employed by Kaiser-Hill, LLC, any successor to the Rocky Flats Closure contract in which CH2M HILL owns at least a 50 percent interest, by another CH2M HILL subsidiary or affiliate, or

               . He is employed in another capacity acceptable to CH2M HILL at its sole discretion; or

               . CH2M HILL terminates his employment prior to the vesting date for any reason other than cause (derelection of duty or material misconduct); or

               . He is unable to continue his active employment with CH2M HILL due to disability or death.

Other Terms:   The arrangement is governed by Colorado law and incorporates by reference all customary terms and conditions for similar agreements under similar circumstances.